ROSETTA STONE INC.
2009 OMNIBUS INCENTIVE PLAN AS AMENDED

COVER SHEET TO
ANNUAL PERFORMANCE-BASED
RESTRICTED STOCK AWARD AGREEMENT
Rosetta Stone Inc., a Delaware corporation (the “Company”), has granted to the individual whose name is set forth below on the “Name of Executive” line (“Executive”) the shares of the Company’s common stock, $.00005 par value, specified herein, subject to the terms and conditions set forth in this Cover Sheet, in the attached Annual Performance-Based Restricted Stock Award Agreement and in the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, as amended (the “Plan”).
Grant Date: %%OPTION_DATE,'MM/DD/YYYY'%-%
Name of Executive: %%FIRST_NAME%-% %%LAST_NAME%-%
Executive’s Employee Identification Number: %%EMPLOYEE_IDENTIFIER%-%
Number of Target Shares of Restricted Stock Granted: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Vesting Start Date:  %%VEST_BASE_DATE%-%
Executive understands and agrees that this performance-based Restricted Stock Award is granted subject to and in accordance with the terms of the Plan. Executive further agrees to be bound by the terms of the Plan and the terms of the performance-based Restricted Stock Award as set forth in the Annual Performance-Based Restricted Stock Award Agreement and any Addenda to such Annual Performance-Based Restricted Stock Award Agreement. A copy of the Plan is available on www.etrade.com.
Nothing in this Cover Sheet or in the Annual Performance-Based Restricted Stock Award Agreement or in the Plan shall confer upon Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Executive) or of Executive, which rights are hereby expressly reserved by each, to terminate Executive's Service at any time for any reason, with or without cause.
Definitions. All capitalized terms in this Cover Sheet shall have the meaning assigned to them in this Cover Sheet or in the Annual Performance-Based Restricted Stock Award Agreement.
THIS AGREEMENT IS NOT A STOCK CERTIFICATE OR A NEGOTIABLE INSTRUMENT

1

ROSETTA STONE INC.
2009 OMNIBUS INCENTIVE PLAN AS AMENDED

ANNUAL PERFORMANCE-BASED
RESTRICTED STOCK AWARD AGREEMENT
This ANNUAL PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) and the Cover Sheet to which this Agreement is attached (the “Cover Sheet”) is made by and between Rosetta Stone Inc., a Delaware corporation (the “Company”), and Executive (as that term is defined in the Covered Sheet), effective as of the Grant Date set forth on the Cover Sheet (the “Grant Date”), pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, as amended (the “Plan”), a copy of which previously has been made available to Executive and the terms and provisions of which are incorporated by reference herein.
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its shareholders to grant to Executive the target amount of shares of the Company’s common stock, $.00005 par value, set forth on the “Number of Target Shares of Restricted Stock Granted” line on the Cover Sheet (the “Target Shares”) subject to the terms and conditions of this Agreement; and
WHEREAS, Executive desires to have the opportunity to hold the Target Shares subject to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:
(a)     “Cause” shall mean Executive (i) committed a felony or a crime involving moral turpitude or committed any other act or omission involving fraud, embezzlement or any other act of dishonesty in the course of his employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate; (ii) substantially and repeatedly failed to perform duties of the office held by him or her as reasonably directed by the Company or an Affiliate; (iii) committed gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) committed a material breach of any employment agreement between Executive and the Company or an Affiliate that is not cured within ten (10) days after receipt of written notice thereof from the Company or the Affiliate, as applicable; (v) failed, within ten (10) days after receipt by Executive of written notice thereof from the Company or an Affiliate, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board or CEO reasonably believes does or may materially or adversely affect the Company’s or an Affiliate’s business or operations; (vi) committed misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or an Affiliate; (vii) harassed or discriminated against the Company’s or an Affiliate’s employees, customers or vendors in violation of the Company’s policies with respect to such matters; (viii) misappropriated funds or assets of the Company or an Affiliate for personal use or willfully violated the Company policies or standards of business conduct as determined in good faith by the Board or the CEO; (ix) failed, due to some action or inaction on the part of Executive, to have immigration status that permits Executive to maintain full-time employment with the Company or an Affiliate in the United States in compliance with all applicable immigration law; or (x) disclosed trade secrets of the Company or an Affiliate.
(b)    “Change in Control” means (i) the liquidation, dissolution or winding-up of the Company, (ii) the sale, license or lease of all or substantially all of the assets of the Company, or (iii) a share exchange, reorganization, recapitalization, or merger or consolidation of the Company with or into any other corporation or corporations (or other form of business entity) or of any other corporation or corporations (or other form of business entity) with or into the Company, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company; provided, however, that a Change in Control shall not include any of the aforementioned transactions listed in clauses (i), (ii) and (iii) involving the Company or a Subsidiary Corporation in which the holders of shares of the Company voting stock outstanding immediately prior to such transaction or any Affiliate of such holders continue to hold at least a majority, by voting power, of the capital stock or, by a majority, based on fair market value as determined in good faith by the Board, of the assets, in each case in substantially the same proportion, of (x) the surviving or resulting corporation (or other form of business entity), (y) if the surviving or resulting corporation (or other form of business entity) is a wholly owned subsidiary of another corporation (or other form of business entity) immediately following such transaction, the parent corporation (or other form of business entity) of such surviving or resulting corporation (or other form of business entity) or (z) a successor entity holding a majority of the assets of the Company. In addition, a Change in Control shall not include a bona fide, firm commitment underwritten public offering of the Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.
(c)    “Disability” shall have the meaning ascribed to such term in the Plan, as it may be amended from time to time.
(d)     “Forfeiture Restrictions” shall mean the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the Shares (as defined below) issued to Executive hereunder and the obligation to forfeit and surrender such Shares to the Company.
(e)    “Good Reason” shall have the meaning ascribed to such term in Executive’s employment agreement with the Company, or, if none, Executive’s resignation from employment with the Company due to (i) a material diminution in Executive’s annual base salary, duties, authority or responsibilities or (ii) relocation of Executive’s primary place of employment to a geographic area more than fifty (50) miles from Executive’s then-current primary place of employment, without Executive’s consent; provided that Executive has given thirty (30) days advance written notice to the Company of the initial existence of the condition described in (i) and/or (ii) and the Company has not within such thirty (30) day period remedied the condition.
(f)    “Period of Restriction” shall mean the period during which Restricted Shares are subject to Forfeiture Restrictions and during which Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

(g)    “Restricted Shares” shall mean the Shares that are subject to the Forfeiture Restrictions under this Agreement.
Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.
2.    Grant of Restricted Shares. Effective as of the Grant Date, the Company shall cause to be issued in Executive’s name the Target Shares as Restricted Shares. The Company shall cause electronic book entries evidencing the Restricted Shares, and any shares of the Stock or rights to acquire shares of the Stock distributed by the Company in respect of Restricted Shares during any Period of Restriction (the “Retained Stock Distributions”), to be issued in Executive’s name. During the Period of Restriction such electronic book entries shall contain a restrictive legend notation to the effect that ownership of such Restricted Shares (and any Retained Stock Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Agreement. During the Period of Restriction any regular dividends paid in cash or property (other than Retained Stock Distributions) with respect to the Restricted Shares and Retained Stock Distributions (the “Retained Cash Distributions”) shall not be paid to Executive but instead shall be accumulated by the Company until the date the Restricted Shares and Retained Stock Distributions with respect to which such Retained Cash Distributions shall have been made, paid, or declared shall have become vested and then on that date such Retained Cash Distributions shall be paid to Executive. Executive shall have the right to vote the Restricted Shares awarded to Executive and to exercise all other rights, powers and privileges of a holder of the Shares, with respect to such Restricted Shares, with the exception that (a) Executive shall not be entitled to delivery of such Restricted Shares until the Forfeiture Restrictions applicable thereto shall have expired, (b) the Company shall retain custody of all Retained Stock Distributions made or declared with respect to the Restricted Shares and Retained Cash Distributions made or declared with respect to the Restricted Shares and the Retained Stock Distributions (and such Retained Stock Distributions and Retained Cash Distributions shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Stock Distributions and Restricted Cash Distributions shall have been made, paid, or declared shall have become vested, and such Retained Stock Distributions and Retained Cash Distributions shall not bear interest or be segregated in separate accounts and (c) Executive may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Shares or any Retained Stock Distributions or any Restricted Cash Distributions during the Period of Restriction. Upon issuance the book entry representing the Restricted Shares shall be delivered to such depository as may be designated by the Compensation Committee of the Board (the “Committee”) as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Stock Distributions which shall be forfeited in accordance with the Plan and this Agreement. In accepting the award of the Shares set forth in this Agreement Executive accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement.
3.    Transfer Restrictions. The Shares granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, the Shares granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. Executive also agrees that the Company may (a) refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares. The Shares are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the Shares is available from the Company.
4.    Vesting; Forfeiture.
(a)    Executive shall earn, and be eligible to vest in, the number of Target Shares, if any, determined by the Committee following the end of the period commencing on January 1, 2016, and ending on December 31, 2016 (the “Performance Period”), based on the level of achievement of the applicable performance goals approved by the Committee in accordance with the 2016 Annual Incentive Program, communicated to Executive and set forth in the Company’s records. The number of Target Shares that may become earned shall range from zero to two hundred percent (200%) of the Target Shares, based on the level of achievement of the applicable performance goals during the Performance Period, as determined by the Committee. If more than 100% of the Target Shares become earned, as determined by the Committee, then the number of additional shares of Stock earned (the “Additional Shares” and, together with the Target Shares, the “Shares”) shall be issued to Executive on or as soon as practicable following the date on which the Committee certifies the level of achievement of the applicable performance goals for the Performance Period (the “Certification Date”). The number of Additional Shares issued to Executive, if any, shall be based on the closing price of the Company’s common stock as traded on the New York Stock Exchange (NYSE) on the Grant Date. Any Target Shares that are not earned or do not vest pursuant to the terms of this Section 4, shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Section 2 hereof, as of the Certification Date, or the date of Executive’s termination of employment, as applicable.
(b)    Vesting Schedule:
(i)    50% of the Shares that become earned in accordance with Section 4(a) shall vest on the first anniversary of the Grant Date, subject to Executive’s continued eligibility under the Plan through such date.
(ii)    25% of the Shares that become earned in accordance with Section 4(a) shall vest on the second anniversary of the Grant Date, subject to Executive’s continued eligibility under the Plan through such date.
(iii)    25% of the Shares that become earned in accordance with Section 4(a) shall vest on the third anniversary of the Grant Date, subject to Executive’s continued eligibility under the Plan through such date.

(c)    The Forfeiture Restrictions shall lapse with respect to a portion of the total number of Shares earned under Section 4(a) in accordance with the above schedule, rounded to the nearest whole number, except that on the third anniversary of the Grant Date, the Forfeiture Restrictions shall lapse with respect to the then remaining number of Shares earned under Section 4(a) for which the Forfeiture Restrictions have not previously lapsed.
(d)    If Executive’s employment terminates as a result of Executive’s involuntary termination not-for-Cause or for Good Reason, the following provisions shall apply:
(i)    If prior to the end of the Performance Period, the number of Shares earned shall be determined as set forth in Section 4(a), and the earned Shares shall vest on the Certification Date.
(ii)    If after the end of the Performance Period, any portion of the Shares that have not previously vested shall vest.
(e)    Upon the lapse of the Forfeiture Restrictions with respect to the Shares earned under Section 4(a) the Company shall cause to be delivered to Executive such Shares in electronic book entry form, and such Shares shall be transferable by Executive (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).
(f)    If Executive ceases to be eligible under the Plan for any reason before the first, second or third anniversary of the Grant Date, as applicable, including death or Disability and except as provided in Sections 4(d) and 4(g), the Forfeiture Restrictions then applicable to the unvested Shares shall not lapse and all of the unvested Shares shall be forfeited to the Company upon termination of eligibility under the Plan and neither the Company nor any Affiliate shall have any further obligations to Executive under this Agreement.
(g)    Upon the occurrence of a Change in Control prior to the end of the Performance Period in which outstanding awards under the Plan are assumed or continued, the following provisions shall apply:
(i)    The Performance Period shall end on the date of the Change in Control and the performance goals applicable to the Target Shares shall be deemed satisfied (A) based on the level of performance achieved as of the date of the Change in Control, if determinable, or (B) at the target level, if not determinable; provided, however, that if less than 50% of the Performance Period has elapsed as of the date of the Change in Control, then the performance goals applicable to such award shall be deemed satisfied at the target level.
(ii)    The Shares shall thereafter be subject solely to time-based vesting conditions and shall be eligible to vest in accordance with the vesting schedule set forth in Section 4(b) of this Agreement.
5.    Capital Adjustments and Reorganizations. The existence of the Restricted Shares shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.
6.    Tax Withholding. To the extent that the receipt of the Shares or the lapse of any Forfeiture Restrictions results in income to Executive for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or its Affiliates or subsidiaries have a withholding obligation, Executive shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company or any Affiliate may require to meet such obligation under applicable tax laws or regulations, and, if Executive fails to do so, the Company and its Affiliates and subsidiaries are authorized to withhold from the Shares granted hereby or from any cash or stock remuneration then or thereafter payable to Executive in any capacity any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.
7.    Section 83(b) Election. Executive shall not exercise the election permitted under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares without the prior written approval of the General Counsel of the Company (if Executive is the General Counsel of the Company, Executive must seek the prior written approval of the Chief Financial Officer or the Chief Executive Officer). If the election is permitted as provided in the prior sentence, Executive shall timely pay the Company the amount necessary to satisfy the Company’s attendant tax withholding obligations, if any.
8.    No Fractional Shares. All provisions of this Agreement concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.
9.    Relationship. For purposes of this Agreement, Executive shall be considered to be in eligible under the Plan as long as Executive has an employment, director or third party service provider relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such eligibility under the Plan, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.
10.    Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between Executive and the Company or any Affiliate, to guarantee the right to remain employed by the Company or any Affiliate for any specified term or require the Company or any Affiliate to employ Executive for any period of time.
11.    Rights As Stockholder. Executive shall be the record owner of the Shares and shall be entitled to all of the rights of a stockholder of the Company upon issuance of the Shares by the Company and until the Shares are sold or otherwise disposed of, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the Shares with respect to which they were paid.

12.    Legend. Executive consents to the placing of an appropriate legend notation on the electronic book entry representing the Shares restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder.
13.    Notices. Any notice, instruction, authorization, request, demand or other communications required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address to the attention of the Company’s General Counsel and to Executive at Executive’s residential address as it appears on the books and records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.
14.    Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and Executive. Only a written instrument executed and delivered by the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized officer of the Company other than Executive. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.
15.    Dispute Resolution. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee.
16.    Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
17.    Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Shares granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to Executive, Executive’s permitted assigns, executors, administrators, agents, legal and personal representatives.
18.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Shares in this Agreement does not create any contractual right or other right to receive any Shares or other

Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Executive’s employment with the Company.
19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.
20.    Acceptance. Executive agrees that by accepting this Agreement, Executive confirms that Executive has read and understands the terms and provisions thereof, and accepts the Shares subject to all of the terms and conditions of the Plan and this Agreement. Executive acknowledges that there may be adverse tax consequences upon the grant or vesting of the Shares or disposition of the underlying shares and that Executive has been advised to consult a tax advisor prior to such grant, vesting or disposition.

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective the ______ day of _____________________, 2016.

A.	John Hass III

By:     _________________________________
Name:

Irrevocable Stock Power
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, For Value Received, has bargained, sold, assigned and transferred and by these presents does bargain, sell, assign and transfer unto Rosetta Stone Inc., a Delaware corporation (the “Company”), the Shares transferred pursuant to the Annual Performance-Based Restricted Stock Award Agreement dated effective _____________________, 2016, between the Company and the undersigned; and subject to and in accordance with such Annual Performance-Based Restricted Stock Award Agreement the undersigned does hereby constitute and appoint the Secretary of the Company the undersigned’s true and lawful attorney, IRREVOCABLY, to sell, assign, transfer, hypothecate, pledge and make over all or any part of such Shares and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or his substitutes shall lawfully do by virtue hereof.
In Witness Whereof, the undersigned has executed this Irrevocable Stock Power effective the ______ day of _____________________, 2016.

_______________________________________

Name: _________________________________